Exhibit 99.1

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: February 18, 2019	Financial Media

Otter Tail Corporation Reports a 13.2 Percent Increase in 2018 Diluted Earnings per Share to $2.06, Increases Quarterly Dividend 4.5 Percent, Provides 2019 Earnings Guidance of $2.10 to $2.25 per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the year ended December 31, 2018.

2018 Summary:

	4Q18	4Q17	2018	2017
Operating Revenues (in millions)	$221.2	$206.7	$916.4	$849.3
Net Income (in millions)	$14.2	$18.3	$82.3	$72.4
Diluted Earnings Per Share	$0.35	$0.46	$2.06	$1.82

2018 Highlights

●	Consolidated operating revenues increased 7.9 percent to $916.4 million in 2018 compared to $849.3 million in 2017.

●	Consolidated net income increased $9.9 million (13.7 percent), or $0.24 per diluted share.

●

The corporation’s board of directors increased the quarterly common stock dividend to $0.35 per share, an indicated annual dividend rate of $1.40 per share and 4.5 percent increase from $1.34 per share in 2017. The dividend is payable on March 9, 2019 to shareholders of record on February 15, 2019.

●	The corporation expects 2019 diluted earnings per share to be in a range of $2.10 to $2.25.

CEO Overview

“Our dedicated employees achieved outstanding financial results as they delivered 2018 diluted earnings per share of $2.06,” said President and CEO Chuck MacFarlane. “All operating segments increased their year-over-year net earnings. These excellent results demonstrate the value of our actions, driven by our strategic initiatives to grow our business, achieve operational and commercial excellence, and develop our talent. These actions deliver shareholder value and position us for long-term success.

“The North Dakota Public Service Commission approved an overall revenue increase of $4.6 million (3.1 percent) with a return on equity of 9.77 percent on a 52.5 percent equity capital structure. The approval resulted in no rate base adjustments from our original request and allows for future rider recovery of the planned Astoria natural gas-fired generating facility. Final rates went into effect February 1, 2019, and refunds of excess revenues collected under interim rates will be applied to customers’ April 2019 bills.

“In April 2018 we filed a request with the South Dakota Public Utilities Commission to increase non-fuel rates in South Dakota by approximately $3.3 million annually, or 10.1 percent, as the first step in a two-step request. The second step in the request is an additional 1.7 percent increase to recover costs for the proposed Merricourt wind generation facility when the facility goes into service in 2020. Interim rates went into effect in October 2018.

“The Big Stone South-Ellendale line, a 345-kilovolt regional transmission project we managed and co-own with another utility, was energized in February 2019. This is a Midcontinent Independent System Operator (MISO) designated Multi-Value Project, allowing cost recovery through the MISO tariff from all customers in MISO’s upper-Midwest footprint. When fully capitalized, our investment is expected to be approximately $115 million. The line will improve regional transmission reliability and allow for the interconnection of significant renewable and other generation resources.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $973 million in capital projects from 2019 through 2023, including regulated investments in renewable and natural gas-fired generation. This results in a projected compounded annual growth rate of approximately 8 percent in utility rate base from year-end 2018 through 2023 and is expected to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations, enable us to work smarter, reduce emissions and improve reliability, safety, and efficiency. In February 2019 our new Customer Information System, which is our biggest information technology system upgrade in a generation, went live.

“Our Electric segment increased earnings $5.0 million in 2018 and continues to provide a growing and stable base of earnings for our shareholders.

“Our Manufacturing segment increased earnings $1.8 million, or $0.04 in diluted earnings per share, due to improved performance at both BTD Manufacturing and T.O. Plastics. BTD’s increase primarily is due to increased revenues and improved gross margins at its Georgia plant.

“Our Plastics segment had an exceptional year of strong operational performance while remaining highly competitive. Improved financial performance came from favorable market conditions supporting strong sales prices. Our team continues to provide excellent customer service.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve. We remain confident in our ability to grow earnings per share in the range of 5 to 7 percent compounded annually from a base of $2.06 in 2018.”

Cash Flows and Liquidity

Our consolidated cash provided by operating activities for the year ended December 31, 2018 was $143.4 million compared with $173.6 million for the year ended December 31, 2017. Primary reasons for the $30.2 million decrease in net cash provided by operating activities between the periods were:

●	A $9.9 million increase in net income.

●	A $2.1 million increase in depreciation and amortization expense.

●	A $1.5 million decrease in cash used for working capital items.

more than offset by:

●	A $20.0 million increase in discretionary contributions to the corporation’s funded pension plan.

●

A $2.4 million decrease in noncurrent liabilities and deferred credits in 2018 compared with a $19.3 million increase in 2017. The change was primarily driven by an increase in the discount rates used to value pension and other postretirement benefit liabilities.

●	A $4.8 million reduction in the level of increases in deferred tax liabilities related to the lower federal income tax rate under the TCJA.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On December 31, 2018	Restricted due to Outstanding Letters of Credit	Available on December 31, 2018	Available on December 31, 2017
Otter Tail Corporation Credit Agreement	$130,000	$9,215	$--	$120,785	$130,000
Otter Tail Power Company Credit Agreement	170,000	9,384	300	160,316	57,329
Total	$300,000	$18,599	$300	$281,101	$187,329

Both credit agreements are currently in place until October 31, 2023.

2018 Segment Performance Summary

Electric

($s in thousands)	2018	2017	Change	% Change
Retail Electric Revenues	$388,251	$374,931	$13,320	3.6
Wholesale Electric Revenues	7,735	5,173	2,562	49.5
Other Electric Revenues	54,269	54,433	(164)	(0.3)
Total Electric Revenues	$450,255	$434,537	$15,718	3.6
Net Income	$54,431	$49,446	$4,985	10.1
Retail Megawatt-hour Sales	4,976,960	4,814,984	161,976	3.4
Heating Degree Days	6,904	5,931	973	16.4
Cooling Degree Days	567	380	187	49.2

The following table shows heating and cooling degree days as a percent of normal.

	2018	2017
Heating Degree Days	111.0%	93.9%
Cooling Degree Days	123.5%	82.1%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2018 and 2017 and between the years.

	2018 vs Normal	2017 vs Normal	2018 vs 2017
Effect on Diluted Earnings Per Share	$0.07	$(0.04)	$0.11

The $13.3 million increase in retail electric revenues includes:

●

A $7.6 million increase in revenue related to the recovery of increased fuel and purchased power costs. The increase in fuel and purchase power costs was driven by a 3.4% increase in kwhs sold, combined with an increase in higher cost purchased power in the fourth quarter of 2018 to provide replacement power during a nine-week scheduled fall maintenance outage at Big Stone Plant. The revenue increase was also driven by a $1.9 million reduction in estimated unbilled fuel revenues recorded in the fourth quarter of 2017.

●

A $6.3 million increase related to increased consumption due to colder and warmer weather in 2018 compared with 2017, evidenced by a 16.4% increase in heating degree days and 49.2% increase in cooling degree days between the years.

●	A $5.7 million increase, net of an estimated refund, related to an interim rate increase implemented in January 2018 in conjunction with our 2017 general rate increase request in North Dakota.

●

A $4.2 million increase in North Dakota and Minnesota Renewable Resource Adjustment (RRA) rider revenues related to the expiration of federal Production Tax Credit (PTC) eligibility on one of our wind farms.

●	A $2.8 million increase in Minnesota Conservation Improvement Program (CIP) cost recovery revenues and incentives.

●	A $0.7 million increase related to an interim rate increase implemented in October 2018 in conjunction with our 2018 general rate increase request in South Dakota.

partially offset by:

●

A $9.6 million reduction in revenues for the provision of refunds related to the recovery of federal income taxes in current retail electric rates in our state jurisdictions and under Federal Energy Regulatory Commission approved transmission tariffs that are in excess of lower federal income taxes under the TCJA.

●

A $2.5 million decrease in North Dakota Environmental Cost Recovery (ECR) rider revenues due to a reduction in the return on equity component of the North Dakota rider from 10.75% in 2017 to 9.77% in 2018, lower federal taxes being recovered through the riders, and a lower investment balance for environmental upgrades due to depreciation.

●

A $1.9 million reduction in North Dakota and South Dakota Transmission Cost Recovery (TCR) rider revenues related to a reduction in transmission costs, including lower federal income taxes under the TCJA.

Wholesale electric revenues increased $2.6 million due to a 33.7% increase in wholesale kwh sales and an 11.9% increase in wholesale electric prices. Increased demand and higher wholesale prices provided greater opportunity for wholesale energy sales and economic dispatch of our generating units in 2018 compared with 2017.

Production fuel costs increased $7.1 million, due to a 26.9% increase in kwhs generated from our fuel-burning plants to provide electricity for the increases in retail and wholesale demand driven by colder weather in the first four months and the last three months of 2018 and warmer weather from May through September 2018 compared with the same periods in 2017.

The cost of purchased power to serve retail customers increased $3.5 million. The cost per kwh purchased increased by 16.1% while kwhs purchased decreased 9.2%. Increased system demand lead to the increase in cost per kwh purchased. Increased generation from company-owned generating units driven by higher market prices for electricity contributed to the decrease in kwhs purchased between the years.

Electric operating and maintenance expenses increased $8.6 million due to:

●	A $2.9 million increase in Big Stone Plant contracted maintenance expenses related to its 2018 nine-week scheduled fall maintenance outage.

●	A $2.4 million increase in conservation program spending.

●	A $1.9 million increase in benefit and other labor-related costs.

●

A $1.0 million increase in donations due to increased community giving in 2018 and to an irrevocable commitment of $0.5 million to fund Otter Tail Power Company’s charitable foundation established in 2018.

●	A $0.4 million increase in other operating and maintenance expense.

Depreciation expense increased $2.7 million mainly due to the Big Stone South-Brookings transmission line being placed in service in September 2017 and to increased investment in other transmission assets.

Property tax expense increased $0.5 million in 2018 related to increased investments in electric plant in service.

Income tax expense in the Electric segment decreased $11.3 million mainly due to the reduction in federal corporate income tax rates from 35% to 21% under the TCJA and the reversal of excess deferred taxes.

Manufacturing

(in thousands)	2018	2017	Change	% Change
Operating Revenues	$268,409	$229,738	$38,671	16.8
Net Income	12,839	11,050	1,789	16.2

At BTD, a revenue increase of $36.8 million included increases of $33.8 million in parts revenue, including increased sales of $9.4 million to manufacturers of agricultural equipment, $7.8 million to manufacturers of recreational vehicles, $7.5 million to manufacturers of construction equipment, $4.6 million to manufacturers of industrial equipment, and $3.1 million to manufacturers of lawn and garden equipment. Included in the parts revenue increases is the pass through of higher material costs of $12.7 million, with the remaining increase due to higher sales volume and a $1.5 million increase in pricing unrelated to material cost increases. Revenues from scrap metal sales increased $2.3 million due to higher scrap volume from increased production and an 11% increase in scrap metal pricing. The increase in cost of products sold of $27.8 million results from both the increased sales volume and the $12.7 million in higher material costs.

The $9.0 million increase in gross margins on sales was partially offset by a $5.0 million increase in operating and depreciation expenses resulting mainly from increases in labor, benefit and recruiting costs for additional employees. Although BTD’s income before tax increased $4.0 million, income tax expense at BTD increased by $2.8 million. The effect of the lower federal tax rate under the TCJA on 2018 income before taxes was less than the reduction in BTD’s 2017 income tax expense due to the writedown of its deferred tax liabilities under the TCJA and the impact of a Section 199 Domestic Production Activities deduction on BTD’s 2017 income taxes. The TCJA eliminated the Section 199 Domestic Production Activities deduction in 2018. The net result was a $1.2 million increase in year-over-year net income at BTD.

At T.O. Plastics, revenues increased $1.9 million due to a $3.1 million increase in sales of horticultural containers, partially offset by decreases in sales of industrial and life sciences products totaling $1.2 million. The revenue increase was mostly offset by a $1.4 million increase in cost of products sold related to the increase in sales volume and higher labor and freight costs. Operating expenses, including depreciation, increased by $0.3 million, resulting in a $0.2 million increase in operating income at T.O. Plastics. However, income tax expense decreased $0.4 million due to the impact of the lower tax rate under the TCJA, resulting in a $0.6 million increase in net income at T.O. Plastics.

Plastics

(in thousands)	2018	2017	Change	% Change
Operating Revenues	$197,840	$185,132	$12,708	6.9
Net Income	23,819	21,696	2,123	9.8

Plastics segment revenues and net income increased $12.7 million and $2.1 million, respectively, due to a 9.4% increase in PVC pipe prices on a 2.3% decrease in pounds of pipe sold. Cost of products sold increased $8.8 million, despite the 2.3% decrease in sales volume, due to an 8.8% increase in the cost per pound of pipe sold. The increase in pipe prices in excess of the increase in cost per pound of pipe sold resulted in an 11.3% increase in gross margin per pound of PVC pipe sold. Plastics segment operating expenses increased by $0.8 million mainly due to an increase in property maintenance costs, sales commissions and other selling and administrative costs. The favorable variance from the lower tax rate under tax reform was offset by the loss of the Section 199 Domestic Production Activities deduction, which was eliminated in 2018, and the reduction in 2017 tax expense resulting from the $3.3 million decrease in deferred tax liabilities from the lower tax rates under tax reform. The net result was a $2.1 million increase in year-over-year net income in the Plastics segment.

Hurricane Harvey had a significant impact on market conditions from September through December 2017. Our volume of pounds of pipe sold was lower in the last four months of 2018 compared with the same period in 2017. This was due to increased sales and pricing resulting from 2017 hurricanes in the Gulf Coast region of the United States where the majority of U.S. resin production plants are located. Major resin suppliers shut down production facilities which impacted raw material availability. This created pipe-availability concerns among distributors and contractors, accelerating pipe demand and favorably impacting our diluted earnings by an estimated $0.09 per share in 2017.

Corporate

(in thousands)	2018	2017	Change	% Change
Losses before Income Taxes	$11,961	$7,947	$4,014	40.5
Income Tax (Savings) Expense	(3,217)	1,806	(5,023)	278.1
Net Loss	$8,744	$9,753	$(1,009)	(10.3)

Corporate costs before taxes increased $4.0 million in 2018 compared to 2017 due to:

●	A $1.7 million increase in charitable contributions due to an irrevocable commitment to fund Otter Tail Corporation’s charitable foundation established in 2018.

●	A $1.7 million increase in employee benefit costs.

●	A $0.6 million increase in other corporate costs.

Corporate income tax savings increased $5.0 million mainly due to:

●	A $7.2 million writedown of deferred taxes in 2017 as a result of the TCJA.

partially offset by:

●	A $1.2 million increase in income tax expense mostly related to uncertain tax positions and the establishment of a valuation allowance on the recoverability of certain state net operating losses.

●	A $1.1 million decrease in tax savings as a result of the reduction in the federal tax rate from 35% to 21% under the TCJA.

Fourth Quarter 2018 Consolidated Results

(in thousands, except per share amounts)	4th Quarter 2018	4th Quarter 2017	Change	% Change
Operating Revenues	$221,171	$206,690	$14,481	7.0
Operating Income	$23,407	$33,942	$(10,535)	(31.0)
Income Before Income Taxes	$14,542	$26,250	$(11,708)	(44.6)
Income Tax Expense	381	7,908	(7,527)	(95.2)
Net Income	$14,161	$18,342	$(4,181)	(22.8)
Diluted earnings per share	$0.35	$0.46	$(0.11)	(23.9)

The decrease in fourth quarter 2018 net income was driven by declines in each of our operating segments partially offset by lower after-tax costs at corporate.

Electric

●

Electric segment net income decreased $0.3 million between quarters. The fourth quarter of 2017 includes a $0.5 million increase in tax expense due to tax reform. Operating revenues increased $7.8 million due to:

o

A $9.2 million increase in revenue related to the recovery of increased fuel and purchased power costs driven by an increase in purchased power in fourth quarter 2018 to provide replacement power during a nine-week scheduled fall maintenance outage at Big Stone Plant. The revenue increase was also driven by a $1.9 million reduction in estimated unbilled fuel revenues recorded in fourth quarter 2017.

o	A $2.1 million increase in Minnesota CIP cost recovery revenues and incentives.

o	A $1.7 million increase in North Dakota and Minnesota RRA rider revenues related to the expiration of federal PTC eligibility on one of our wind farms.

o	A $1.4 million increase, net of an estimated refund, related to an interim rate increase implemented in January 2018 in conjunction with our 2017 general rate increase request in North Dakota.

o	A $0.7 million increase related to an interim rate increase implemented in October 2018 in conjunction with our 2018 general rate increase request in South Dakota.

partially offset by:

o

A $2.5 million reduction in revenues for the provision of refunds related to the recovery of federal income taxes in current retail electric rates in Minnesota and South Dakota and under Federal Energy Regulatory Commission approved transmission tariffs that are in excess of lower federal income taxes under the TCJA.

o

A $2.0 million decrease in Minnesota, North Dakota and South Dakota ECR rider revenues due to a reduction in the return on equity component of the riders, lower federal taxes being recovered through the riders and a lower investment balance for environmental upgrades due to depreciation.

o	A $1.2 million reduction in Minnesota, North Dakota and South Dakota TCR rider revenues related to a reduction in transmission costs, including lower federal income taxes under the TCJA.

o

A $1.2 million decrease in other electric revenue, including a $0.5 million decrease in transmission tariff revenues due to decreases in tax recovery revenue requirements, a $0.4 million decrease in revenue related to a sales tax refund received in fourth quarter 2017 with no similar refund received in the fourth quarter of 2018 and a $0.3 million decrease in steam plant by-product sales.

o	A $0.2 million reduction in revenues related to interim rate revenues collected in Minnesota in 2017.

o	A $0.2 million decrease in revenues from wholesale electric sales.

●

Fuel and purchased power costs to serve customers increased $7.2 million mostly due to the increase in purchased power to provide replacement power during a nine-week scheduled fall maintenance outage at Big Stone Plant.

●	Electric operating and maintenance expense increased $7.0 million including:

o

The reversal of a $2.7 million regulatory asset related to deferred recovery of an income tax adjustment under tax reform because of updates to various state regulatory proceedings. This amount was offset by lower income tax expense in the quarter.

o	A $2.0 million increase in Big Stone Plant contracted maintenance and material expenses related to a 2018 nine-week scheduled fall maintenance outage.

o	A $1.4 million increase in conservation program spending.

o

A $1.0 million increase in donations due to increased community giving in 2018 and an irrevocable commitment of $0.5 million to fund Otter Tail Power Company’s charitable foundation established in 2018.

●	Electric segment property taxes increased $0.6 million mainly due to increased investments in transmission assets.

●	Income tax expense in the Electric segment decreased $7.2 million mainly due to the reduction in federal income tax rates from 35% to 21% under the TCJA.

Manufacturing

Net income from the Manufacturing segment decreased $2.2 million between quarters primarily due to fourth quarter 2017 being favorably impacted by a $2.6 million reduction in income tax expense due to tax reform.

Plastics

Plastics segment net income decreased $4.2 million. A decline in pipe sales prices between quarters as well as an increase in the cost of pipe sold resulted in a 20.7% decrease in gross margins per pound of PVC pipe sold. Pipe prices were up at the beginning of the fourth quarter of 2017 due to increased demand resulting from third quarter 2017 hurricanes in the Gulf Coast region of the United States. Fourth quarter 2017 net earnings were favorably impacted $0.05 per share as a result of the hurricanes and by a $3.3 million reduction in income tax expense due to tax reform.

Corporate

Corporate costs, net of tax, declined $2.6 million. Fourth quarter 2017 included the effect of additional tax expense of $7.2 million due to tax reform. Items occurring in fourth quarter 2018 offsetting this change were increased charitable donations of $1.7 million due to an irrevocable commitment to fund Otter Tail Corporation’s charitable foundation established in the fourth quarter of 2018, an increase in tax expense due to uncertain tax positions and valuation allowance concerns related to certain state net operating loss carryforwards, and unfavorable results in the stock market affecting corporate owned life insurance values, offset by improved results at our captive insurance company.

2019 Business Outlook

We anticipate 2019 diluted earnings per share to be in the range of $2.10 to $2.25. We have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses, and current regulatory factors facing our Electric segment. We expect capital expenditures for 2019 to be $203 million compared with actual cash used for capital expenditures of $105 million in 2018. Our planned expenditures for 2019 include $61 million for the Merricourt wind project and $40 million for the planned natural gas-fired electric plant near Astoria, South Dakota.

Segment components of our 2019 earnings per share guidance range compared with 2018 actual earnings are as follows.

	2018 EPS by	2019 EPS Guidance
	Segment	Low	High
Electric	$1.36	$1.46	$1.49
Manufacturing	$0.32	$0.37	$0.41
Plastics	$0.60	$0.44	$0.48
Corporate	$(0.22)	$(0.17)	$(0.13)
Total	$2.06	$2.10	$2.25
Return on Equity	11.5%	11.5%	12.3%

The following items contribute to our earnings guidance for 2019.

●	We expect 2019 Electric segment net income to be higher than 2018 segment net income based on:

o

Constructive outcome of a rate case filed in South Dakota in 2018. Interim rates went into effect on October 18, 2018. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We expect the effects of any reduction in interim or final rates as a result of lower tax rates in the TCJA to be offset by lower tax expenses. We cannot provide assurance our interim rates will become final.

o

Increases in allowance for funds used during construction (AFUDC) for planned capital projects, including the Merricourt Wind Project, and increases in AFUDC and North Dakota Generation Cost Recovery Rider revenue relating to Astoria Station, which is expected to begin construction in 2019.

o	Increased revenues from completion of the Big Stone South–Ellendale project and additional transmission investments related to our South Dakota Transmission Reliability project.

o

Decreased operating and maintenance expenses due to decreasing costs of pension, medical, workers compensation and retiree medical benefits and continued efforts to manage spending. The decrease in pension costs is a result of an increase in the discount rate from 3.90% to 4.50%.

partially offset by:

o	Normal weather for 2019. Weather favorably impacted 2018 earnings per share by $.07 compared to normal.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

●	We expect 2019 net income from our Manufacturing segment to increase over 2018 based on:

o

Increased sales at BTD Manufacturing driven by growth in the recreational vehicle, lawn and garden and agricultural end markets. Most of this growth is organic with our existing customer base. Scrap revenues are expected to increase as well based on increased volume with scrap prices staying flat between the years.

o	An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture, life science and industrial markets.

o	Backlog for the manufacturing companies of approximately $211 million for 2019 compared with $166 million one year ago.

●

We expect 2019 net income from the Plastics segment to be lower than 2018 based on lower expected operating margins in 2019. This is due to expected increasing resin prices on slightly higher sales volumes in 2019 compared to 2018.

●	Corporate costs, net of tax, are expected to be lower in 2019 than in 2018.

The following table shows our 2018 capital expenditures and 2019 through 2023 anticipated capital expenditures and electric utility ending rate base.

(in millions)	2018	2019	2020	2021	2022	2023	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$103	$292	$18	$83	$2	$498
Transformative Technology and Infrastructure		3	25	39	46	32	145
Transmission (includes replacements)		37	38	13	11	23	122
Other		40	38	50	37	43	208
Total Electric Segment	$87	$183	$393	$120	$177	$100	$973
Manufacturing and Plastics Segments	18	20	18	17	23	19	97
Total Capital Expenditures	$105	$203	$411	$137	$200	$119	$1,070
Total Electric Utility Ending Rate Base	$1,112	$1,210	$1,510	$1,539	$1,614	$1,631

The consolidated capital expenditure plan for the 2019-2023 time period calls for $1.1 billion based on the need for additional wind and solar in rate base, capital spending for the Astoria Station natural gas-fired plant that is part of our replacement solution for Hoot Lake Plant when it is retired in 2021, technology-related investments and transmission investments. Given the increased capital expenditure plan, our compounded annual growth rate in rate base is projected to be 7.9% over the 2018 to 2023 timeframe.

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2019 through 2023 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, February 19, 2019, at 10:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2019 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for a significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●	Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions and regional haze regulation under state implementation plans, could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the quarters and years ended December 31, 2018 and 2017 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

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Otter Tail Corporation
Consolidated Statements of Income
in thousands, except share and per share amounts
(not audited)

	Quarter Ended December 31,		Year-to-Date December 31,
	2018	2017	2018	2017
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$115,805	$111,130	$450,694	$436,508
Changes in Accrued Revenues under Alternative Revenue Programs	2,318	(779)	(439)	(1,971)
Total Electric Revenues	$118,123	$110,351	$450,255	$434,537
Manufacturing	64,566	57,662	268,409	229,738
Plastics	38,508	38,716	197,840	185,132
Intersegment Eliminations	(26)	(39)	(57)	(57)
Total Operating Revenues	221,171	206,690	916,447	849,350
Operating Expenses
Fuel and Purchased Power	37,788	30,607	135,170	124,497
Nonelectric Cost of Products Sold (depreciation included below)	78,868	71,042	354,559	316,562
Electric Operating and Maintenance Expense	44,421	37,420	155,534	146,914
Nonelectric Operating and Maintenance Expense	13,854	10,998	51,544	41,492
Depreciation and Amortization	18,450	18,856	74,666	72,545
Property Taxes – Electric	4,383	3,825	15,585	15,053
Total Operating Expenses	197,764	172,748	787,058	717,063
Operating Income (Loss) by Segment
Electric	17,520	24,540	88,031	94,797
Manufacturing	2,935	2,520	18,266	14,101
Plastics	6,207	8,004	32,917	29,644
Corporate	(3,255)	(1,122)	(9,825)	(6,255)
Total Operating Income	23,407	33,942	129,389	132,287
Interest Charges	7,811	7,222	30,408	29,604
Nonservice Cost Components of Postretirement Benefits	1,380	1,405	5,509	5,620
Other Income	326	935	3,461	2,632
Income Tax Expense	381	7,908	14,588	27,256
Net Income (Loss) by Segment
Electric	12,596	12,883	54,431	49,446
Manufacturing	2,070	4,315	12,839	11,050
Plastics	4,314	8,530	23,819	21,696
Corporate	(4,819)	(7,386)	(8,744)	(9,753)
Net Income	$14,161	$18,342	$82,345	$72,439
Average Number of Common Shares Outstanding
Basic	39,621,659	39,507,796	39,599,944	39,457,261
Diluted	39,922,467	39,854,801	39,892,196	39,748,347

Basic Earnings Per Common Share	$0.36	$0.46	$2.08	$1.84
Diluted Earnings Per Common Share	$0.35	$0.46	$2.06	$1.82

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	December 31,	December 31,
	2018	2017

Current Assets
Cash and Cash Equivalents	$861	$16,216
Accounts Receivable:
Trade—Net	75,144	68,466
Other	9,741	7,761
Inventories	106,270	88,034
Unbilled Receivables	23,626	22,427
Income Taxes Receivable	2,439	1,181
Regulatory Assets	17,225	22,551
Other	6,114	12,491
Total Current Assets	241,420	239,127

Investments	8,961	8,629
Other Assets	35,759	36,006
Goodwill	37,572	37,572
Other Intangibles—Net	12,450	13,765
Regulatory Assets	135,257	129,576

Plant
Electric Plant in Service	2,019,721	1,981,018
Nonelectric Operations	228,120	216,937
Construction Work in Progress	181,626	141,067
Total Gross Plant	2,429,467	2,339,022
Less Accumulated Depreciation and Amortization	848,369	799,419
Net Plant	1,581,098	1,539,603
Total	$2,052,517	$2,004,278

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	December 31,	December 31,
	2018	2017

Current Liabilities
Short-Term Debt	$18,599	$112,371
Current Maturities of Long-Term Debt	172	186
Accounts Payable	96,291	84,677
Accrued Salaries and Wages	24,857	21,534
Other Accrued Taxes	17,287	16,808
Regulatory Liabilities	738	9,688
Other Accrued Liabilities	12,149	11,389
Total Current Liabilities	170,093	256,653

Pensions Benefit Liability	98,358	109,708
Other Postretirement Benefits Liability	71,561	69,774
Other Noncurrent Liabilities	24,326	22,769

Deferred Credits
Deferred Income Taxes	120,976	100,501
Deferred Tax Credits	19,974	21,379
Regulatory Liabilities	226,469	232,893
Other	1,895	3,329
Total Deferred Credits	369,314	358,102

Capitalization
Long-Term Debt—Net	590,002	490,380

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,324	197,787
Premium on Common Shares	344,250	343,450
Retained Earnings	190,433	161,286
Accumulated Other Comprehensive Loss	(4,144)	(5,631)
Total Common Equity	728,863	696,892
Total Capitalization	1,318,865	1,187,272
Total	$2,052,517	$2,004,278

Otter Tail Corporation
Consolidated Statements of Cash Flows
in thousands
(not audited)

	For the Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities
Net Income	$82,345	$72,439
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	74,666	72,545
Deferred Tax Credits	(1,405)	(1,470)
Deferred Income Taxes	19,224	24,001
Change in Deferred Debits and Other Assets	941	(2,173)
Discretionary Contribution to Pension Plan	(20,000)	--
Change in Noncurrent Liabilities and Deferred Credits	(2,414)	19,257
Allowance for Equity/Other Funds Used During Construction	(2,194)	(986)
Stock Compensation Expense – Equity Awards	4,441	3,642
Other—Net	--	10
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(8,559)	(2,135)
Change in Inventories	(18,236)	(4,294)
Change in Other Current Assets	(754)	(3,060)
Change in Payables and Other Current Liabilities	14,997	(3,013)
Change in Interest Payable and Income Taxes Receivable/Payable	396	(1,186)
Net Cash Provided by Operating Activities	143,448	173,577

Cash Flows from Investing Activities
Capital Expenditures	(105,425)	(132,913)
Proceeds from Disposal of Noncurrent Assets	2,378	4,491
Cash Used for Investments and Other Assets	(4,372)	(4,168)
Net Cash Used in Investing Activities	(107,419)	(132,590)

Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	(345)	2,434
Net Short-Term (Repayments) Borrowings	(93,772)	69,488
Proceeds from Issuance of Common Stock – net of Issuance Expenses	--	4,349
Common Stock Issuance Expenses	(108)	--
Payments for Retirement of Capital Stock	(3,011)	(1,799)
Proceeds from Issuance of Long-Term Debt	100,000	--
Short-Term and Long-Term Debt Issuance Expenses	(761)	(380)
Payments for Retirement of Long-Term Debt	(189)	(48,231)
Dividends Paid	(53,198)	(50,632)
Net Cash Used in Financing Activities	(51,384)	(24,771)
Net Change in Cash and Cash Equivalents	(15,355)	16,216
Cash and Cash Equivalents at Beginning of Period	16,216	--
Cash and Cash Equivalents at End of Period	$861	$16,216